Best Buy Reports Better-Than-Expected Fourth Quarter Results

Enterprise Comparable Sales Increased 3.2%

GAAP Diluted EPS Increased 6% to $2.84

Non-GAAP Diluted EPS Increased 7% to $2.90

Announces FY21 Non-GAAP Diluted EPS Guidance of $6.10 to $6.30

Increases Quarterly Dividend 10% to $0.55 per Share

MINNEAPOLIS, February 27, 2020 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week fourth quarter ended February 1, 2020 (“Q4 FY20”), as compared to the 13-week fourth quarter ended February 2, 2019 (“Q4 FY19”).

	Q4 FY20	Q4 FY19	FY20	FY19
Revenue ($ in millions)
Enterprise	$15,196	$14,801	$43,638	$42,879
Domestic segment	$13,848	$13,497	$40,114	$39,304
International segment	$1,348	$1,304	$3,524	$3,575
Enterprise comparable sales % change[1]	3.2%	3.0%	2.1%	4.8%
Domestic comparable sales % change[1]	3.4%	3.0%	2.3%	4.8%
Domestic comparable online sales % change[1]	18.7%	9.3%	17.0%	10.5%
International comparable sales % change[1]	1.6%	2.5%	(0.5)%	4.6%
Operating Income
GAAP operating income as a % of revenue	6.4%	6.6%	4.6%	4.4%
Non-GAAP operating income as a % of revenue	6.5%	6.7%	4.9%	4.6%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$2.84	$2.69	$5.75	$5.20
Non-GAAP diluted EPS	$2.90	$2.72	$6.07	$5.32

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule Reconciliation of Non-GAAP Financial Measures.

“We are posting our 12th straight quarter of comparable sales growth and showing our strength as a successful multi-channel retailer who can meet customers when and where they want,” said Corie Barry, Best Buy CEO. “We offered compelling holiday deals that resonated with customers and provided a seamless shopping experience, great inventory availability and fast and free delivery. Across online, home and stores, we are fulfilling our purpose to help enrich people’s lives through technology while also helping technology companies commercialize their product innovations.”

Best Buy CFO Matt Bilunas commented, “As we enter FY21, we are closely monitoring the developments related to the coronavirus outbreak. This is a very fluid situation, which makes it difficult to determine exact financial impacts from disruptions in supply chain. Based on what we know today, we have assumed the majority of the impacts occur in the first half of the year. Therefore, we view this as a relatively short-term disruption that does not impact our long-term strategy and initiatives. Our guidance ranges for both Q1 and the full year reflect our best estimates of the impacts at this time.”

Bilunas continued, “For FY21, we expect to deliver full-year comparable sales growth in the range of flat to 2% while continuing to invest in those areas necessary to make strategic progress and deliver enhanced employee and customer experiences, as well as continuing to drive cost savings and efficiencies. We expect our gross profit rate to be approximately flat and our SG&A rate to be up slightly compared to FY20, resulting in a full-year non-GAAP operating income rate of approximately 4.8%. We are confident that our FY21 plan moves us along the path to achieve our FY25 targets, specifically the financial targets of $50 billion in revenue and a 5% non-GAAP operating income rate.”

FY21 Financial Guidance

Best Buy is providing the following full-year FY21 financial outlook:

•	Enterprise revenue of $43.3 billion to $44.3 billion
•	Enterprise comparable sales growth of flat to 2.0%
•	Enterprise non-GAAP operating income rate of approximately 4.8%[2]
•	Non-GAAP effective income tax rate of approximately 23.0%[2]
•	Non-GAAP diluted EPS of $6.10 to $6.30[2]

Best Buy is providing the following Q1 FY21 financial outlook:

•	Enterprise revenue of $9.1 billion to $9.2 billion
•	Enterprise comparable sales growth of flat to 1.0%
•	Non-GAAP effective income tax rate of approximately 22.5%[2]
•	Diluted weighted average share count of approximately 260 million
•	Non-GAAP diluted EPS of $1.00 to $1.05[2]

Domestic Segment Q4 FY20 Results

Domestic Revenue

Domestic revenue of $13.85 billion increased 2.6% versus last year. The increase was driven by comparable sales growth of 3.4%, partially offset by the loss of revenue from store closures in the past year.

The largest comparable sales growth drivers were headphones, computing, appliances, mobile phones and tablets. These drivers were partially offset by declines in the gaming category.

Domestic online revenue of $3.52 billion increased 18.7% on a comparable basis due to higher average order values, increased traffic and higher conversion rates. As a percentage of total Domestic revenue, online revenue increased approximately 350 basis points to 25.4% versus 21.9% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 21.2% versus 22.1% last year. The gross profit rate decrease of approximately 90 basis points was primarily driven by mix into lower-margin products, a lower gross profit rate in the services category and the impacts associated with tariffs on goods imported from China.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $2.05 billion, or 14.8% of revenue, versus $2.10 billion, or 15.6% of revenue, last year. On a non-GAAP basis, SG&A was $2.03 billion, or 14.7% of revenue, versus $2.08 billion, or 15.4% of revenue, last year. Both GAAP and non-GAAP SG&A decreased primarily due to lower incentive compensation expense, which was partially offset primarily by higher variable costs due to increased revenue and higher advertising expense.

International Segment Q4 FY20 Results

International Revenue

International revenue of $1.35 billion increased 3.4% versus last year. This increase was primarily driven by the impact of approximately 160 basis points of favorable foreign currency exchange rates and comparable sales growth of 1.6%, which was driven by Canada.

International Gross Profit Rate

International gross profit rate was 22.6% versus 22.9% last year. The gross profit rate decrease of approximately 30 basis points was primarily due to Canada, which was largely driven by a by mix into lower-margin products.

International SG&A

International SG&A was $215 million, or 15.9% of revenue, versus $207 million, or 15.9% of revenue, last year. SG&A increased primarily due to the negative impact of foreign exchange rates and expense associated with new stores in Mexico opened in the past year.

Dividends and Share Repurchases

In Q4 FY20, the company returned a total of $436 million to shareholders through share repurchases of $307 million and dividends of $129 million. For the full year, the company returned a total of $1.53 billion to shareholders through share repurchases of $1.0 billion and dividends of $527 million.

Today, the company announced its board of directors approved a 10% increase in the regular quarterly dividend to $0.55 per share, effective immediately. The regular quarterly dividend will be payable on April 9, 2020, to shareholders of record as of the close of business on March 19, 2020.

The company plans to spend between $750 million and $1.0 billion on share repurchases in FY21.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on February  27, 2020. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) In Q1 FY20, the company refined its methodology for calculating comparable sales. It now reflects certain revenue streams previously excluded from the comparable sales calculation, such as credit card revenue, gift card breakage, commercial sales and sales of merchandise to wholesalers and dealers, as applicable. The impact of adopting these changes is immaterial to all periods presented, and therefore prior-period comparable sales disclosures have not been restated.

(2) A reconciliation of the projected non-GAAP operating income, non-GAAP effective income tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; goodwill impairments; gains and losses on investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, health crises, pandemics, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 28, 2019. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Twelve Months Ended
February 1, 2020		February 2, 2019	February 1, 2020	February 2, 2019
Revenue	$15,196	$14,801	$43,638	$42,879
Cost of sales	11,961	11,518	33,590	32,918
Gross profit	3,235	3,283	10,048	9,961
Gross profit %	21.3%	22.2%	23.0%	23.2%
Selling, general and administrative expenses	2,268	2,306	7,998	8,015
SG&A %	14.9%	15.6%	18.3%	18.7%
Restructuring charges	-	(1)	41	46
Operating income	967	978	2,009	1,900
Operating income %	6.4%	6.6%	4.6%	4.4%
Other income (expense)
Gain on sale of investments	-	-	1	12
Investment income and other	14	14	47	49
Interest expense	(14)	(20)	(64)	(73)
Earnings before income tax expense	967	972	1,993	1,888
Income tax expense	222	237	452	424
Effective tax rate	22.9%	24.3%	22.7%	22.4%
Net earnings	$745	$735	$1,541	$1,464

Basic earnings per share	$2.87	$2.73	$5.82	$5.30
Diluted earnings per share	$2.84	$2.69	$5.75	$5.20

Weighted-average common shares outstanding
Basic	259.7	269.0	264.9	276.4
Diluted	262.4	273.4	268.1	281.4

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	February 1, 2020	February 2, 2019
Assets
Current assets
Cash and cash equivalents	$2,229	$1,980
Receivables, net	1,149	1,015
Merchandise inventories	5,174	5,409
Other current assets	305	466
Total current assets	8,857	8,870
Property and equipment, net	2,328	2,510
Operating lease assets	2,709	-
Goodwill	984	915
Other assets	713	606
Total assets	$15,591	$12,901

Liabilities and equity
Current liabilities
Accounts payable	$5,288	$5,257
Unredeemed gift card liabilities	281	290
Deferred revenue	501	446
Accrued compensation and related expenses	410	482
Accrued liabilities	906	982
Current portion of operating lease liabilities	660	-
Current portion of long-term debt	14	56
Total current liabilities	8,060	7,513
Long-term operating lease liabilities	2,138	-
Long-term liabilities	657	750
Long-term debt	1,257	1,332
Equity	3,479	3,306
Total liabilities and equity	$15,591	$12,901

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Twelve Months Ended
	February 1, 2020	February 2, 2019
Operating activities
Net earnings	$1,541	$1,464
Adjustments to reconcile net earnings to total cash provided by operating activities
Depreciation and amortization	812	770
Restructuring charges	41	46
Stock-based compensation	143	123
Deferred income taxes	70	10
Other, net	21	(25)
Changes in operating assets and liabilities, net of acquired assets and liabilities
Receivables	(131)	28
Merchandise inventories	237	(194)
Other assets	16	(34)
Accounts payable	47	432
Income taxes	(132)	22
Other liabilities	(100)	(234)
Total cash provided by operating activities	2,565	2,408

Investing activities
Additions to property and equipment	(743)	(819)
Purchases of investments	(330)	-
Sales of investments	322	2,098
Acquisitions, net of cash acquired	(145)	(787)
Other, net	1	16
Total cash provided by (used in) investing activities	(895)	508

Financing activities
Repurchase of common stock	(1,003)	(1,505)
Issuance of common stock	48	38
Dividends paid	(527)	(497)
Borrowings of debt	-	498
Repayments of debt	(15)	(546)
Other, net	(1)	(6)
Total cash used in financing activities	(1,498)	(2,018)

Effect of exchange rate changes on cash	(1)	(14)
Increase in cash, cash equivalents and restricted cash	171	884
Cash, cash equivalents and restricted cash at beginning of period	2,184	1,300
Cash, cash equivalents and restricted cash at end of period	$2,355	$2,184

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
Domestic Segment Results	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Revenue	$13,848	$13,497	$40,114	$39,304
Comparable sales % change	3.4%	3.0%	2.3%	4.8%
Comparable online sales % change	18.7%	9.3%	17.0%	10.5%
Gross profit	$2,931	$2,985	$9,234	$9,144
Gross profit as a % of revenue	21.2%	22.1%	23.0%	23.3%
SG&A	$2,053	$2,099	$7,286	$7,300
SG&A as a % of revenue	14.8%	15.6%	18.2%	18.6%
Operating income	$878	$886	$1,907	$1,797
Operating income as a % of revenue	6.3%	6.6%	4.8%	4.6%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,931	$2,985	$9,234	$9,144
Gross profit as a % of revenue	21.2%	22.1%	23.0%	23.3%
SG&A	$2,034	$2,082	$7,211	$7,259
SG&A as a % of revenue	14.7%	15.4%	18.0%	18.5%
Operating income	$897	$903	$2,023	$1,885
Operating income as a % of revenue	6.5%	6.7%	5.0%	4.8%

	Three Months Ended		Twelve Months Ended
International Segment Results	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Revenue	$1,348	$1,304	$3,524	$3,575
Comparable sales % change	1.6%	2.5%	(0.5)%	4.6%
Gross profit	$304	$298	$814	$817
Gross profit as a % of revenue	22.6%	22.9%	23.1%	22.9%
SG&A	$215	$207	$712	$715
SG&A as a % of revenue	15.9%	15.9%	20.2%	20.0%
Operating income	$89	$92	$102	$103
Operating income as a % of revenue	6.6%	7.1%	2.9%	2.9%

International Segment Non-GAAP Results[1]
Gross profit	$304	$298	$814	$817
Gross profit as a % of revenue	22.6%	22.9%	23.1%	22.9%
SG&A	$215	$207	$712	$714
SG&A as a % of revenue	15.9%	15.9%	20.2%	20.0%
Operating income	$89	$91	$102	$103
Operating income as a % of revenue	6.6%	7.0%	2.9%	2.9%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Computing and Mobile Phones	42%	41%	6.8%	1.2%
Consumer Electronics	36%	36%	4.1%	2.9%
Appliances	10%	9%	14.4%	8.5%
Entertainment	8%	10%	(21.8)%	2.7%
Services	4%	4%	(0.1)%	13.7%
Other	-%	-%	N/A	N/A
Total	100%	100%	3.4%	3.0%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Computing and Mobile Phones	42%	41%	7.3%	1.2%
Consumer Electronics	37%	35%	1.2%	1.2%
Appliances	8%	8%	(3.5)%	8.6%
Entertainment	7%	9%	(16.9)%	(2.5)%
Services	5%	5%	8.5%	20.0%
Other	1%	2%	(16.1)%	29.6%
Total	100%	100%	1.6%	2.5%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	February 1, 2020			February 2, 2019
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$2,053	$215	$2,268	$2,099	$207	$2,306
% of revenue	14.8%	15.9%	14.9%	15.6%	15.9%	15.6%
Intangible asset amortization[1]	(19)	-	(19)	(17)	-	(17)
Non-GAAP SG&A	$2,034	$215	$2,249	$2,082	$207	$2,289
% of revenue	14.7%	15.9%	14.8%	15.4%	15.9%	15.5%

Operating income	$878	$89	$967	$886	$92	$978
% of revenue	6.3%	6.6%	6.4%	6.6%	7.1%	6.6%
Intangible asset amortization[1]	19	-	19	17	-	17
Restructuring charges[2]	-	-	-	-	(1)	(1)
Non-GAAP operating income	$897	$89	$986	$903	$91	$994
% of revenue	6.5%	6.6%	6.5%	6.7%	7.0%	6.7%

Effective tax rate			22.9%			24.3%
Tax reform - repatriation tax[3]			-%			0.2%
Tax reform - deferred tax rate change[3]			-%			0.1%
Non-GAAP effective tax rate			22.9%			24.6%

	Three Months Ended			Three Months Ended
	February 1, 2020			February 2, 2019
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$2.84			$2.69
Intangible asset amortization[1]	$19	$14	0.06	$17	$13	0.05
Restructuring charges[2]	-	-	-	(1)	(1)	(0.01)
Acquisition-related transaction costs[1]	-	-	-	-	1	-
Tax reform - repatriation tax[3]	-	-	-	-	(2)	(0.01)
Non-GAAP diluted EPS			$2.90			$2.72

	Twelve Months Ended			Twelve Months Ended
	February 1, 2020			February 2, 2019
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$7,286	$712	$7,998	$7,300	$715	$8,015
% of revenue	18.2%	20.2%	18.3%	18.6%	20.0%	18.7%
Intangible asset amortization[1]	(72)	-	(72)	(22)	-	(22)
Acquisition-related transaction costs[1]	(3)	-	(3)	(13)	-	(13)
Tax reform-related item - employee bonus[3]	-	-	-	(6)	(1)	(7)
Non-GAAP SG&A	$7,211	$712	$7,923	$7,259	$714	$7,973
% of revenue	18.0%	20.2%	18.2%	18.5%	20.0%	18.6%

Operating income	$1,907	$102	$2,009	$1,797	$103	$1,900
% of revenue	4.8%	2.9%	4.6%	4.6%	2.9%	4.4%
Intangible asset amortization[1]	72	-	72	22	-	22
Restructuring charges[2]	41	-	41	47	(1)	46
Acquisition-related transaction costs[1]	3	-	3	13	-	13
Tax reform-related item - employee bonus[3]	-	-	-	6	1	7
Non-GAAP operating income	$2,023	$102	$2,125	$1,885	$103	$1,988
% of revenue	5.0%	2.9%	4.9%	4.8%	2.9%	4.6%

Effective tax rate			22.7%			22.4%
Intangible asset amortization[1]			0.1%			-%
Restructuring charges[2]			-%			(0.1)%
Tax reform - repatriation tax[3]			-%			1.1%
Tax reform - deferred tax rate change[3]			-%			0.3%
Non-GAAP effective tax rate			22.8%			23.7%

	Twelve Months Ended			Twelve Months Ended
	February 1, 2020			February 2, 2019
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$5.75			$5.20
Intangible asset amortization[1]	$72	$54	0.20	$22	$17	0.06
Restructuring charges[2]	41	32	0.11	46	35	0.12
Acquisition-related transaction costs[1]	3	2	0.01	13	11	0.04
Gain on investments, net	(1)	(1)	-	(12)	(9)	(0.03)
Tax reform - repatriation tax[3]	-	-	-	-	(20)	(0.07)
Tax reform - deferred tax rate change[3]	-	-	-	-	(5)	(0.02)
Tax reform-related item - employee bonus[3]	-	-	-	7	5	0.02
Non-GAAP diluted EPS			$6.07			$5.32

(1)Represents charges associated with acquisitions including (1) the non-cash amortization of definite-lived intangible assets, including customer relationships, tradenames and developed technology, and (2) acquisition-related transaction costs primarily comprised of professional fees.

(2)Represents charges and adjustments associated with U.S. retail operating model changes for the periods ended February 1, 2020, and the closure of Best Buy Mobile stand-alone stores in the U.S. for the periods ended February 2, 2019.

(3)Represents adjustments to the provisional tax expense recorded in Q4 FY18 resulting from the Tax Cuts and Jobs Act of 2017 (“tax reform”) enacted into law in Q4 FY18, including adjustments associated with a deemed repatriation tax and the revaluation of deferred tax assets and liabilities, as well as adjustments to tax reform-related items announced in response to future tax savings created by tax reform, including a one-time bonus for certain employees.

(4)The non-GAAP adjustments relate primarily to adjustments in the U.S. and Canada. As such, the income tax charge is calculated using the statutory tax rate of 24.5% for the U.S. and 26.9% for Canada applied to the non-GAAP adjustments of each country.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Prior to Q3 FY20, the company provided a calculation of non-GAAP return on invested capital ("ROIC") that was defined as non-GAAP net operating profit after tax divided by average invested capital. Beginning in Q3 FY20, the company no longer provides non-GAAP ROIC but instead a calculation of non-GAAP ROI, defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	February 1, 2020[1]	February 2, 2019[1]
Net earnings	$1,541	$1,464
Total assets	15,953	13,240
ROA	9.7%	11.1%

Non-GAAP Return on Investment ("ROI")	February 1, 2020[1]	February 2, 2019[1]
Numerator
Operating income - total operations	$2,009	$1,900
Add: Non-GAAP operating income adjustments[2]	116	88
Add: Operating lease interest[3]	113	114
Less: Income taxes[4]	(548)	(512)
Add: Depreciation	740	748
Add: Operating lease amortization[5]	667	645
Adjusted operating income after tax	$3,097	$2,983

Denominator
Total assets	$15,953	$13,240
Less: Excess cash[6]	(831)	(1,404)
Add: Capitalized operating lease assets[7]	-	3,032
Add: Accumulated depreciation and amortization[8]	6,712	6,482
Less: Adjusted current liabilities[9]	(7,994)	(7,975)
Average invested operating assets	$13,840	$13,375

Non-GAAP ROI	22.4%	22.3%
(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for intangible asset amortization, acquisition-related transaction costs, restructuring charges and tax reform-related items. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company's quarterly earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. Historically, the company used an add-back multiple of 30% of annual rent expense; however, following the adoption of new lease accounting guidance in Q1 FY20 that resulted in the recognition of operating lease assets and operating lease liabilities on the balance sheet, the multiple was lowered and prior periods have been updated to reflect this change. For periods prior to FY20, the add-back is approximated by using a multiple of 15% of total rent expense. For periods beginning on or after FY20, the add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)

Capitalized operating lease assets represent the estimated net assets that the company would record if the company's operating leases were owned. Historically, the company used a multiple of five times annual rent expense; however, following the adoption of new lease accounting guidance in Q1 FY20 that resulted in the recognition of operating lease assets and operating lease liabilities on the balance sheet, the multiple was lowered and prior periods have been updated to reflect this change. For periods prior to FY20, the asset is approximated by using a multiple of four times total rent expense. For periods beginning on or after FY20, capitalized operating lease assets are included within Total assets and therefore no adjustment is necessary.

(8)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(9)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.